Exhibit 99

Fifth Third Bancorp Frozen Successor Plan

Financial Statements and Notes to Financial Statements as of and for the years ended December 31, 2015 and 2014, Supplemental Schedule as of December 31, 2015, and Report of Independent Registered Public Accounting Firm

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2015 and 2014	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2015 and 2014	3

Notes to Financial Statements as of and for the years ended December 31, 2015 and 2014	4-11

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2015	13

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp as the Plan Sponsor and the Pension, Profit Sharing and Medical Plan Committee of the Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of Assets (Held at End of Year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 28, 2016

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
INVESTMENTS - At fair value:
Cash equivalents (Note 4)	$408,478	$445,302
Common stock of Fifth Third Bancorp (Notes 4 and 5)	346,735	390,748
Collective funds	873,769	1,308,518
Mutual funds	272,078	429,795

Total investments, at fair value	1,901,060	2,574,363

Accrued investment income (Note 6)	2,243	2,493

NET ASSETS AVAILABLE FOR BENEFITS (Note 7)	$1,903,303	$2,576,856

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
ADDITIONS:
Investment income:
Dividends	$25,945	$51,988
Net (depreciation) appreciation in fair value of investments (Note 4)	(3,586)	60,378

Net investment income	22,359	112,366

DEDUCTIONS:
Benefits paid to participants	(695,862)	(345,514)
Administrative expenses	(50)	(226)

Total deductions	(695,912)	(345,740)

DECREASE IN NET ASSETS
AVAILABLE FOR BENEFITS (Note 7)	(673,553)	(233,374)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	2,576,856	2,810,230

End of period (Note 7)	$1,903,303	$2,576,856

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. The Plan was established to continue retirement plan accounts transferred to, or merged from, qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan. Upon the merger or transfer from a predecessor plan, an individual not already a participant, but who has an account merged or transferred to this Plan, becomes a participant.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor.

Investment Options - At December 31, 2015, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 18 collective funds and 11 mutual funds offered by the Plan as investment options. At December 31, 2014, participants could direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 17 collective funds and 12 mutual funds offered by the Plan as investment options.

Administration - The Fifth Third Bancorp Pension, Profit Sharing and Medical Plan Committee, serves as the Plan Administrator. Great West Trust Company, LLC serves as the trustee of the Plan. Great West must adhere to the investment authority of the Plan Administrator. JPMorgan Chase Bank serves as the custodian for the investment in Fifth Third common stock. All other collective and mutual fund investments are held by their respective asset managers. Empower Retirement serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting - The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Gains and losses under the Plan are calculated on a daily basis. The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are payable in the form of lump-sum payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Tax Status - The Internal Revenue Service (IRS) has determined and informed the Bancorp by a letter dated May 19, 2015 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

Withdrawals - Participants are eligible to request withdrawals upon severance of employment or in the case of specified hardships. The Plan also makes mandatory age 70 1/2 distributions pursuant to required minimum distribution regulations issued by the IRS.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with U.S. GAAP.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan Administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Risk and Uncertainties - The Plan, at the direction of the participant invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Cash Equivalents - Cash equivalents include amounts held in the Federated Prime Cash Obligations Money Market Fund, which are readily convertible to cash upon demand and are short term investment funds that have an original maturity of 90 days or less and are valued at cost which approximates fair value.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value (“NAV”) per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Note 5.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold during the year.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and collective funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

3.	RECENT ACCOUNTING DEVELOPMENTS

Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share

In May 2015, the FASB issued amended guidance to remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amended guidance also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. The amended guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amended guidance should be applied retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the net asset value per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. Earlier application is permitted. The adoption of the amended guidance is not expected to have a material impact on the Plan’s Financial Statements.

Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets

In July 2015, the FASB issued amended guidance intended to simplify an entity’s measurement of the fair value of plan assets of a defined benefit pension or other postretirement benefit plan when the fiscal year-end does not coincide with a month-end. For an entity with a fiscal year-end that does not coincide with a month-end, the amended guidance provides a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. The amended guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The amended guidance should be applied prospectively. The adoption of the amended guidance is not expected to have an impact on the Plan’s Financial Statements as the Plan’s fiscal year-end coincides with a month-end.

4.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2015 and 2014 are as follows, and stated at fair value:

	December 31, 2015	December 31, 2014
Federated Prime Cash Obligation Money Market Fund (408,478 and 445,302 shares, respectively)	$408,478	$445,302
Fifth Third Bancorp common stock (17,251 and 19,178 shares, respectively)	346,735	390,748
T.Rowe Price Blue Chip Growth Trust (6,062 shares)	159,073	<5%
JPMorgan Target Retirement Date 2015 Fund (8,071 and 8,436 shares, respectively)	145,432	151,013
JPMorgan Target Retirement Date Income Fund (7,921 and 42,182 shares)	132,914	704,433
JPMorgan Core Bond Fund (10,221 shares)	118,160	<5%
JPMorgan Target Retirement Date 2025 Fund (4,759 and 5,822 shares, respectively)	114,636	139,735
JPMorgan Target Retirement Date 2030 Fund (5,666 shares)	110,346	<5%
Touchstone Large Cap Growth Fund (4,877 shares)	<5%	142,984

The following table represents the net (depreciation) appreciation in the fair value of Plan investments during the years ended:

	December 31, 2015	December 31, 2014
Net (depreciation) appreciation in fair value of investments:
Common stock of Fifth Third Bancorp	$(7,501)	$(13,707)
Collective funds	15,497	79,236
Mutual funds	(11,582)	(5,151)

Total	$(3,586)	$60,378

5.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged.

At December 31, 2015 and 2014, the Plan held 17,251 and 19,178 shares of the Bancorp’s common stock, respectively, with fair values of $346,735 and $390,748, respectively. This investment represents 18.24% and 15.18% of total investments at December 31, 2015 and 2014, respectively. A significant decline in the market value of the Bancorp’s stock would significantly affect the net assets available for benefits. Total dividends received from shares of the Bancorp’s common stock totaled $9,280 and $9,805 for the years ended December 31, 2015 and 2014, respectively.

6.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The methods described above involve various valuation techniques and models, which involve inputs that are observable, when available. Valuation techniques and parameters used for measuring assets and liabilities are reviewed and validated on a quarterly basis. Additionally, the Plan monitors the fair values of significant assets and liabilities using a variety of methods including the evaluation of pricing runs and exception reports based on certain analytical criteria, comparison to previous trades and overall review and assessments for reasonableness.

The following tables summarize assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2015	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash Equivalents
Federated Prime Cash Obligations Money Market Fund	$408,478	—	—	408,478
Common Stock
Fifth Third Bancorp	346,735	—	—	346,735
Collective Funds	—	873,769	—	873,769
Mutual funds
Bond funds	118,160	—	—	118,160
Large cap allocation funds	83,141	—	—	83,141
Mid cap allocation funds	49,608	—	—	49,608
Foreign large cap allocation funds	15,599		—	15,599
Small cap allocation funds	5,570	—	—	5,570

Total investments	$1,027,291	873,769	—	1,901,060

	Fair Value Measurements Using
As of December 31, 2014	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash Equivalents
Federated Prime Cash Obligations Money Market Fund	$445,302	—	—	445,302
Common Stock
Fifth Third Bancorp	390,748	—	—	390,748
Collective Funds	—	1,308,518	—	1,308,518
Mutual funds
Bond funds	125,732	—	—	125,732
Large cap allocation funds	228,972	—	—	228,972
Mid cap allocation funds	52,572	—	—	52,572
Foreign large cap allocation funds	16,799	—	—	16,799
Small cap allocation funds	5,720	—	—	5,720

Total investments	$1,265,845	1,308,518	—	2,574,363

(a)	The Bancorp evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2015 and 2014, no assets or liabilities were transferred between Level 1 and Level 2 nor have any changes been made to the leveling methodology.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash equivalents

Cash equivalents are comprised of money market mutual funds that invest in short-term money market instruments that are issued and payable in U.S. dollars. The Plan measures its cash equivalent funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds

Investments in collective funds are valued based upon the redemption price of the units held by the Plan, which is based on the current fair value of the fund’s underlying assets. Unit values are determined by the financial institution sponsoring such funds by dividing the fund’s net assets at fair value by the units outstanding at the valuation dates to obtain the investment’s NAV. Therefore, these investments are classified within Level 2 of the valuation hierarchy. Investments in the collective funds do not have a holding period and there are no unfunded commitments.

The collective funds seek an investment return that approximates as closely as practicable, before expenses, the performance of the associated investment index (i.e., the S&P MidCap 400 Index) over the long term.

The collective funds are managed using a passive or indexing investment approach, by which the sponsoring investment institution attempts to invest in the securities comprising the relevant investment index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. From time to time, the sponsoring investment institution may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is available in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Fair Value of Certain Financial Instruments

The following tables summarize the carrying amounts and estimated fair values for certain financial instruments, excluding financial instruments measured at fair value on a recurring basis:

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2015		Level 1	Level 2	Level 3
Financial Assets:
Accrued Investment Income	$2,243	2,243	—	—	2,243

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2014		Level 1	Level 2	Level 3
Financial Assets:
Accrued Investment Income	$2,493	2,493	—	—	2,493

Accrued investment income

For financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	December 31, 2015	December 31, 2014
Net assets available for benefits per the financial statements	$1,903,303	$2,576,856

Total assets (current value column) per Form 5500 Schedule of Assets (Held at End of Year)	$1,903,303	$2,576,856

Decrease in net assets per the financial statements	$(673,553)	$(233,374)

Net loss per Form 5500	$(673,553)	$(233,374)

SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4(i)

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2015

(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost**	Current Fair Value

	CASH EQUIVALENTS:
	Federated	Federated Prime Cash Obligation Money Market Fund		$408,478

	COMMON STOCK:
*	JPMorgan	Fifth Third Bancorp		346,735

	COLLECTIVE FUNDS:
	T.Rowe Price	T.Rowe Price Blue Chip Growth Trust T2		159,073
	JPMorgan	JPMorgan Target Retirement Date 2015 Fund		145,432
	JPMorgan	JPMorgan Target Retirement Date Income Fund		132,914
	JPMorgan	JPMorgan Target Retirement Date 2025 Fund		114,636
	JPMorgan	JPMorgan Target Retirement Date 2030 Fund		110,346
*	Fifth Third Bank	Fifth Third Bank Equity Index for Employee Benefit Plans Class B		80,988
	JPMorgan	JPMorgan Target Retirement Date 2035 Fund		54,599
	JPMorgan	JPMorgan Target Retirement Date 2020 Fund		21,656
	SSgA	State Street Global Advisors U.S. Bond Index - NL-C		13,019
	SSgA	State Street Global Advisors Global Equity ex-US Index - NL-C		12,068
	SSgA	State Street Global Advisors Russell Large Cap Growth Index - NL-C		11,008
	SSgA	State Street Global Advisors S&P MID Cap - NL-C		10,731
	JPMorgan	JPMorgan Target Retirement Date 2040 Fund		6,745
	JPMorgan	JPMorgan Target Retirement Date 2045 Fund		554

	Total Collective Funds			873,769

	MUTUAL FUNDS:
	JPMorgan	JPMorgan Core Bond Fund		118,160
	Touchstone	Touchstone Value Fund		77,830
	Goldman Sachs	Goldman Sachs Growth Opportunities Fund		44,706
	Touchstone	Touchstone International Value Fund		15,599
	Lazard	Lazard Emerging Markets Fund		5,311
	Alliance Bernstein	Alliance Bernstein Small Cap Growth Fund		4,903
	Goldman Sachs	Goldman Sachs Mid Cap Value Fund		4,902
	Touchstone	Touchstone Small CapValue Fund		667

	Total Mutual Funds			272,078

	TOTAL			$1,901,060

*	A party-in-interest as defined by ERISA
**	Cost information for participant directed investments is not required and, therefore, is not included